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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
         SUSAN PIROTINA, VICE PRESIDENT, COMMUNICATIONS, TESORO (210) 283-2631 SARAH HOWELL, PRESS RELATIONS, BP P.L.C., (917) 882-3714



          TESORO TO ACQUIRE REFINERIES AND MARKETING OPERATIONS FROM BP


         SAN ANTONIO - JULY 17, 2001 - Tesoro Petroleum Corporation (NYSE:
TSO) and BP p.l.c. (NYSE: BP) announced today that they have reached an agreement for Tesoro to acquire BP's Mandan, North Dakota and Salt Lake City, Utah refineries and associated storage, pipeline, distribution and gasoline marketing operations for $677 million, excluding working capital.

         Upon completion of the deal, BP will transfer ownership of the two refineries, associated North Dakota crude and product pipelines, bulk storage, eight product distribution terminals, and 45 retail gasoline stations to Tesoro. BP will also assign to Tesoro contracts for about 300 Amoco-branded stations that are owned by about 80 Amoco-branded gasoline jobbers.

         Subsequent to the transaction, Tesoro will own and operate five refineries with a combined throughput capacity of 390,000 barrels per day. In addition, Tesoro's branded retail network locations will expand to approximately 640 retail locations while adding approximately 700 employees to Tesoro.

         Tesoro and BP will quickly seek required regulatory approvals and hope to close the acquisition in the early part of the fourth quarter. The two refineries plan to continue to operate normally during the sales process and will meet all existing product supply commitments.

         BP's Salt Lake City refinery has a crude oil capacity of 55,000 barrels per day and is the largest of four refineries in Utah. More than half of its production is gasoline, with principle other products of diesel and jet fuel. The Mandan refinery, which is located near Bismarck, North Dakota, has a rated capacity of 60,000 barrels per day and produces mostly gasoline, with the balance in distillates, jet fuel and other products.



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         Tesoro expects the transaction, which will be financed with debt, to be accretive to earnings and cash flow beginning in the fourth quarter of 2001. "We believe that these additions improve our ability to rapidly supply markets in areas that we have previously targeted for retail and commercial marketing expansion. These operations obviously complement our Mirastar investment program. Finally, we are excited about the opportunity to build new business partnerships with both the employees and the independent marketers in these areas," stated Bruce Smith, Tesoro's Chairman, President and Chief Executive Officer.

         "We are delighted that Tesoro has recognized these refineries and related operations are top performers, and that they plan to offer employment to all of the current workforce. This is an important reassurance to our employees, the markets and the communities served," said Robert A. Malone, BP's Regional President for the Western US. "Today's milestone agreement ensures the markets supplied by the Salt Lake City and Mandan refineries will have their ongoing demand for gasoline and other petroleum products supply met."

         Malone noted that the divestment was consistent with BP's global refining strategy, announced in 1999, of retaining only those refineries which provided advantaged supplies for its marketing operations - particularly in the provision of clean fuels - or where integrated with other parts of the business such as chemicals.

         Lehman Brothers served as financial advisor to Tesoro while Rothschild Inc. served as financial advisor to BP.

         TESORO WILL HOST A CONFERENCE CALL RELATED TO THE TRANSACTION ON TUESDAY, JULY 17, 2001 AT 1:00 P.M. EDT (12:00 P.M. CDT) TO DISCUSS THIS RELEASE. INTERESTED PARTIES MAY LISTEN TO THE LIVE CONFERENCE CALL BROADCAST OVER THE INTERNET ON THE COMPANY'S WEBSITE AT HTTP://WWW.TESOROPETROLEUM.COM. A CORRESPONDING SLIDE PRESENTATION WILL ALSO BE AVAILABLE ON THE WEBSITE. THIS PRESENTATION WILL BE ARCHIVED ON TESORO'S INTERNET SITE FOLLOWING THE PRESENTATION.

         Individuals wishing to listen to Tesoro's presentation will need RealPlayer, which can be downloaded free of charge from http://www.real.com. Please allow at least 15 minutes to complete the download.



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         Tesoro Petroleum Corporation is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates three refineries in the western U.S. with a combined capacity of 275,000 barrels per day. Tesoro's branded retail network is currently comprised of approximately 300 stations, of which more than 100 are company owned and operated.

      BP is an international energy company involved in the exploration of crude oil and natural gas; refining, marketing, supply and transportation of hydrocarbons; manufacturing and marketing of petrochemicals; solar power systems; and gas-fired power generation. Visit BP's website at www.bp.com.

      This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected effects of the acquisition on future earnings and cash flows. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.